Exhibit 99.1

Media Contact:    Bob Klein (414) 343-8664
Financial Contact:    Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON FIRST-QUARTER EARNINGS RISE SHARPLY
Earnings Per Share Climb 33.8% to $0.99
MILWAUKEE, April 25, 2013 - Harley-Davidson, Inc. (NYSE: HOG) first-quarter 2013 diluted earnings per share increased 33.8% on higher motorcycle shipments and continued improvement in operating efficiencies, compared to the year-ago period. First-quarter net income was $224.1 million on consolidated revenue of $1.57 billion, compared to net income of $172.0 million in the year-ago period on consolidated revenue of $1.43 billion. First-quarter 2013 diluted earnings per share were $0.99, compared $0.74 in the year-ago quarter.
“With our focus on continuous improvement throughout our operations and providing outstanding products and customer experiences, we have continued to deliver gains in Harley-Davidson's financial and competitive performance,” said Keith Wandell, Chairman, President and Chief Executive Officer of Harley-Davidson, Inc. “The successful launch of seasonal surge production at our York assembly operations in the first quarter is the latest example of our efforts to drive greater efficiency and be even more responsive to the market.
“Thanks to the outstanding efforts of our employees, dealers and suppliers, we believe Harley-Davidson is well positioned to deliver on all the ways we serve our customers, generate strong results for investors and build a successful business for the long term,” Wandell said.
Retail Harley-Davidson Motorcycle Sales
Dealers worldwide sold 54,254 new Harley-Davidson motorcycles in the first quarter of 2013 compared to 59,677 motorcycles in the year-ago quarter. In the U.S., dealers sold 34,706 new Harley-Davidson motorcycles in the quarter, down 12.7% compared to the year-ago period which the Company believes benefited from accelerated sales due to abnormally warm early spring weather in the U.S. In international markets, dealers sold 19,548 new Harley-Davidson motorcycles during the first quarter, compared to 19,915 motorcycles in the year-ago period, with unit sales up 11.5% in the Asia Pacific region and 6.2% in the Latin America region, and down 10.8% in the EMEA region and 0.4% in Canada.
Industry-wide U.S. heavyweight new motorcycle (601cc-plus) retail unit sales decreased 16.5% compared to last year's first quarter. The Company has adjusted its definition of heavyweight motorcycles to 601cc-plus from the prior definition of 651cc-plus, to better align with the current U.S. industry definition.
Harley-Davidson recently reported newly available U.S. demographic market share data for 2012 new street motorcycle sales (all engine displacements) showing the Company continued its market leadership in the U.S. among young adults 18-34, women, African-Americans, Hispanics and Caucasian men 35-plus. According to the Polk data, in 2012, for the fifth straight year, Harley-Davidson was the number one seller of new street motorcycles in the U.S. to each of these groups. Sales of new Harley-Davidson motorcycles in the U.S. grew in each of these demographic segments last year, and Harley-Davidson sold nearly twice as many new street motorcycles to young adults as its nearest competitor in 2012.

“We believe our continued market leadership in these customer segments demonstrates the strong and growing appeal of our products and brand across generations and cultures,” said Wandell.
“In 2012, nearly four in ten sales of new Harley-Davidson motorcycles in the U.S. were to customers who are new to the brand. Outside the U.S., two-thirds of sales were to customers new to the brand. And nearly six in ten sales worldwide were to customers outside our traditional U.S. base of Caucasian men 35-plus. We believe our strategy to expand our reach to new customers and market segments in the U.S. and internationally, while also growing the base, holds tremendous opportunity for Harley-Davidson's future,” Wandell said.
Harley-Davidson Motorcycles and Related Products Segment Results
First-quarter operating income from motorcycles and related products grew 33.0% to $276.8 million, compared to operating income of $208.1 million in the year-ago period. Operating income in the quarter benefited from higher motorcycle shipments, higher gross margin and lower restructuring costs compared to the prior-year period.
Revenue from motorcycles grew 15.9% to $1.15 billion, compared to revenue of $995.9 million in the year-ago period. The Company shipped 75,222 motorcycles to dealers and distributors worldwide during the quarter, in line with guidance and a 17.1% increase compared to shipments of 64,263 motorcycles in the year-ago period. In the first quarter of 2013, the Company launched seasonal surge production at its York, Pa. plant, which provides the flexibility to produce more motorcycles closer to customer demand during the prime selling season.
Revenue from motorcycle parts and accessories was $184.0 million during the quarter, down 7.5%, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $72.1 million, down 3.3%, compared to the year-ago period.
Gross margin was 36.7% in the first quarter of 2013, compared to 35.9% in the first quarter of 2012. First-quarter operating margin from motorcycles and related products was 19.6%, compared to operating margin of 16.3% in last year's first quarter.
Financial Services Segment Results
Operating income from financial services was $71.5 million in the first quarter of 2013, a 6.1% increase compared to operating income of $67.4 million in last year's first quarter. First-quarter financial services results reflect higher net interest income on favorable cost of funds, partially offset by slightly higher provision for credit losses.
Guidance
Harley-Davidson continues to expect to ship 259,000 to 264,000 motorcycles to dealers and distributors worldwide in 2013, an approximate 4.5% to 6.5% increase from 2012. In the second quarter of 2013, the Company expects to ship 80,000 to 85,000 motorcycles, in line with shipments of 83,502 motorcycles in the year-ago period. The Company continues to expect full-year 2013 gross margin of 35.25% to 36.25%. The Company also continues to expect capital expenditures of $200 million to $220 million in 2013.
Restructuring Update
In the first quarter of 2013, Harley-Davidson incurred restructuring charges of $2.9 million, compared to restructuring charges of $11.5 million in the year-ago period. Upon the expected completion of restructuring in 2013, Harley-Davidson expects restructuring activities initiated since 2009 to result in one-time overall costs of approximately $495 million, including approximately $13 million in 2013. The Company expects savings of approximately $305 million in 2013 from restructuring activities initiated since 2009, rising to annual ongoing savings of approximately $320 million beginning in 2014.
Income Tax Rate
For the first quarter of 2013, the Company's effective income tax rate was 33.8% compared to 35.3% in the first quarter of 2012.  The lower effective tax rate in the first quarter of 2013 was primarily driven by the retroactive reinstatement of the Research and Development Tax Credit with the enactment of the American Taxpayer Relief Act of 2012.   The full-year impact of the 2012 Research and Development Tax Credit was recorded in the first quarter of 2013.  The Company continues to expect its full-year 2013 effective tax rate to be approximately 34.8%.
Cash Flow
Cash and marketable securities totaled $1.15 billion at the end of the first quarter, compared to $1.41 billion at the end of last year's first quarter. During the first quarter of 2013, Harley-Davidson experienced a cash outflow from operating activities of $108.5 million, compared to an outflow of $73.6 million in the year-ago quarter. Cash flow was affected by a $175 million voluntary contribution to its pension plan in the first quarter of 2013 and $200 million voluntary contribution in the year-ago period. On a discretionary basis, the Company repurchased 2.0 million shares of Harley-Davidson, Inc. common stock during the first quarter of 2013 at a cost of $105.4 million. At the end of the first quarter of 2013, there were 13.5 million shares remaining on board-approved share repurchase authorizations.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.
Conference Call and Webcast Presentation

Harley-Davidson will discuss first-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio portion of today's call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed until May 9, 2013 by calling 404-537-3406 or 855-859-2056 in the US, pin number 2973-0809#.

Forward-Looking Statements
The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
The Company's ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) execute its business strategy, (ii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iii) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (iv) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (v) anticipate the level of consumer confidence in the economy, (vi) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (vii) manage production capacity and production changes, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) provide products, services and experiences that are successful in the marketplace, (x) manage risks that arise through expanding international operations and sales, (xi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xii) successfully implement with its labor unions the agreements that it has executed with them that it believes will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (xiii) effectively execute the Company's restructuring plans within expected costs and timing, (xiv) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters,(xv) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xvi) adjust to healthcare inflation and reform, pension reform and tax changes, (xvii) retain and attract talented employees, (xviii) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xix) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xx) continue to develop the capabilities of its distributor and dealer network, and (xxi) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.
In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.
The Company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company's independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.
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Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31, 2013	April 1, 2012
Motorcycles and related products revenue	$1,414,248	$1,273,369
Gross profit	519,442	456,510
Selling, administrative and engineering expense	239,743	236,995
Restructuring expense	2,938	11,451
Operating income from motorcycles & related products	276,761	208,064

Financial services revenue	156,965	156,322
Financial services expense	85,420	88,928
Operating income from financial services	71,545	67,394

Operating income	348,306	275,458
Investment income	1,615	1,933
Interest expense	11,391	11,495
Income before income taxes	338,530	265,896
Provision for income taxes	114,401	93,861
Net income	$224,129	$172,035

Earnings per common share:
Basic	$1.00	$0.75
Diluted	$0.99	$0.74

Weighted-average common shares:
Basic	224,429	228,988
Diluted	226,148	231,284

Cash dividends per common share	$0.210	$0.155

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 31, 2013	December 31, 2012	April 1, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,018,759	$1,068,138	$1,276,337
Marketable securities	135,246	135,634	134,946
Accounts receivable, net	259,673	230,079	264,272
Finance receivables, net(1)	2,074,036	1,743,045	1,885,489
Inventories	416,050	393,524	467,941
Restricted cash(1)	197,025	188,008	246,995
Other current assets	232,190	292,508	237,550
Total current assets	4,332,979	4,050,936	4,513,530
Finance receivables, net(1)	3,959,903	4,038,807	3,991,914
Other long-term assets	1,042,239	1,081,030	1,099,903
	$9,335,121	$9,170,773	$9,605,347
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$824,335	$770,977	$933,521
Short-term debt	687,705	294,943	629,143
Current portion of long-term debt(1)	715,143	437,162	1,020,563
Total current liabilities	2,227,183	1,503,082	2,583,227
Long-term debt(1)	3,892,469	4,370,544	3,918,384
Pension and postretirement healthcare liabilities	426,729	608,356	384,083
Other long-term liabilities	131,692	131,167	144,994

Total shareholders’ equity	2,657,048	2,557,624	2,574,659
	$9,335,121	$9,170,773	$9,605,347
(1) Includes amounts held by variable interest entities.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2013	April 1, 2012
Net cash used by operating activities	$(108,489)	$(73,616)

Cash flows from investing activities:
Capital expenditures	(22,261)	(24,680)
Finance receivables, net	43,147	36,657
Net change in marketable securities	—	20,042
Other	6,656	—
Net cash provided by investing activities	27,542	32,019

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	397,377
Repayments of securitization debt	(178,923)	(333,026)
Net increase (decrease) in credit facilities and unsecured commercial paper	392,564	(224,508)
Net repayments of asset-backed commercial paper	(17,063)	—
Net change in restricted cash	(9,017)	(17,340)
Dividends	(47,308)	(35,943)
Purchase of common stock for treasury	(126,411)	(20,745)
Excess tax benefits from share-based payments	14,468	7,962
Issuance of common stock under employee stock option plans	13,887	16,281
Net cash provided (used) by financing activities	42,197	(209,942)

Effect of exchange rate changes on cash and cash equivalents	(10,629)	926

Net decrease in cash and cash equivalents	$(49,379)	$(250,613)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	1,068,138	1,526,950
Net decrease in cash and cash equivalents	(49,379)	(250,613)
Cash and cash equivalents - end of period	$1,018,759	$1,276,337

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 31, 2013	April 1, 2012
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,153,827	$995,902
Parts & Accessories	184,038	199,058
General Merchandise	72,144	74,606
Other	4,239	3,803
	$1,414,248	$1,273,369
MOTORCYCLE SHIPMENTS:
United States	50,683	41,293
International	24,539	22,970
Total	75,222	64,263
MOTORCYCLE PRODUCT MIX:
Touring	31,332	27,158
Custom	30,302	24,572
Sportster®	13,588	12,533
Total	75,222	64,263

Worldwide Retail Sales of Harley-Davidson Motorcycles

	Three months ended
	March 31, 2013	March 31, 2012
North America Region
United States	34,706	39,762
Canada	2,059	2,067
Total North America Region	36,765	41,829
Europe, Middle East and Africa Region (EMEA)
Europe*	7,700	8,882
Other	1,483	1,412
Total EMEA Region	9,183	10,294
Asia Pacific Region
Japan	2,173	2,076
Other	3,785	3,267
Total Asia Pacific Region	5,958	5,343
Latin America Region	2,348	2,211
Total Worldwide Retail Sales	54,254	59,677
Data Source
Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

*	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Heavyweight Motorcycle Registration Data(1)

	Three months ended
	March 31, 2013	March 31, 2012
United States[2]	61,680	73,881
	Three months ended
	March 31, 2013	March 31, 2012
Europe[3]	66,454	83,942

1	- Heavyweight data includes street legal 601+cc models. Street legal 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

2	- United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

3
- Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.